Exhibit 10.3
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
AMENDED AND RESTATED
PARTNERS’ OPERATING AGREEMENT
     THIS PARTNERS’ OPERATING AGREEMENT (this “Agreement”) is adopted as of the 1st day of April, 2009 among DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC., a Delaware corporation (the “Company”), and those individuals designated by the Company or any “Affiliate” as “Partners” (referred to herein collectively as the “Partners” and individually as a “Partner”). For purposes of this Agreement, the term “Affiliate” shall mean any affiliate, subsidiary, or parent of, or any other entity controlling, controlled by, or under common control of, the Company.
WITNESSETH:
     WHEREAS, this Agreement was originally entered into as of March 22, 1994, as amended from time to time and the parties wish to amend and restate the Agreement as provided herein.
     NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
SUCCESSION
     1.1. Selection of Successor.
     Upon any CEO of the Company ceasing to hold the office of CEO, his or her successor shall be selected by the Board of Directors of the Company (“Board”), upon recommendation from the Nominating & Governance Committee of the Board. The Nominating & Governance Committee may seek input from the CEO Nominating Commission (as constituted pursuant to Section 1.2 below) in identifying potential CEO candidates.
1.2 Establishment of CEO Nominating Commission.
     In the event the Nominating & Governance Committee elects to seek input from the Partners, such Partners, shall, as expeditiously as possible after receiving notice thereof from such Committee, elect a five partner commission known as the CEO Nominating Commission by means of the following procedures:
     (a) The Executive Committee (as constituted pursuant to Section 2.1 hereof) shall slate ten Partners as candidates for election to the CEO Nominating Commission. The current CEO shall not be slated as a candidate for the Commission. The five Partners receiving the highest number of votes shall be deemed elected to the Commission. Once elected, the members of the Commission shall designate a member to act as its Chairman.

     (b) The CEO Nominating Commission shall gather input from the remaining Partners as to potential candidates for a successor CEO and shall act as a liaison between the Nominating & Governance Committee and the Partners. The Commission shall consult with the Nominating & Governance Committee upon request and provide input on the relative strengths and weaknesses of the proposed CEO candidates.
     (c) Upon consideration of input from the CEO Nominating Commission, if any is requested, and such other factors as it shall deem appropriate, the Nominating & Governance Committee shall recommend a candidate as successor CEO to the entire Board, who, upon receiving the affirmative vote of a majority of the Board, shall become the successor CEO.
1.3. Removal of CEO.
     Notwithstanding the foregoing, the then current CEO shall be subject to removal by the Board of Directors from said position at any time. In addition, the Board of Directors shall consider the removal of, but shall not be obligated to remove, the then current CEO upon the recommendation of each of the following: (i) the Executive Committee (as constituted pursuant to Section 2.1 hereof), by a unanimous vote of its members other than the CEO, (ii) the Partner Nominating Committee, by a two-thirds (2/3) vote of its members, and (iii) eighty percent (80%) of the Partners.
ARTICLE II
COMMITTEE STRUCTURE; ELECTION AND REMOVAL OF PARTNERS
2.1. Executive Committee
     There shall be an executive committee, consisting of the CEO and such Partners as the CEO shall appoint from time to time (each of whom shall be appointed for an indefinite term and who may be removed from such position at any time by the CEO). This executive committee is a committee of the Partners and may take any action within its authority for the Company and any of its Affiliates.
2.2 Leadership Committee
     There shall be a management committee (“Leadership Committee”), consisting of Partners (including the CEO) appointed by the CEO (each of whom shall be appointed for an indefinite term and who may be removed from such position at any time by the CEO). The Leadership Committee is a committee of the Partners constituted for day to day operational matters of the Company and may take any action within its authority for the Company and any of the Affiliates as it relates to such matters.
     The CEO may also establish ad-hoc committees or working groups of senior management employees to further advise the CEO, Executive Committee and Leadership Committee regarding Company affairs. The composition and duties of any such groups shall be at the discretion of the CEO.

2.3 Partner Compensation Committee
     There shall be a Partner Compensation Committee, consisting of three Partners, unless the CEO shall determine that a greater number is appropriate. The members of the committee shall be elected by the Partners to serve staggered terms of approximately three years each, with one member elected each year. The Executive Committee shall slate three nominees each year, and the Partner receiving the highest number of votes shall be deemed elected to the committee. No member may serve consecutive terms. Neither the CEO nor any Executive Committee or Leadership Committee member is eligible to serve on the Committee. In the case of tie votes or a vacancy, the CEO shall break the tie or specify the replacement for such Partner. No Partner may serve simultaneously on both the Partner Compensation Committee and the Partner Nominating Committee.
2.4 Partner Nominating Committee
     There shall be a Partner Nominating Committee, consisting of three Partners. The members of the committee will serve staggered terms of three years each, with one member elected by the Partners each year. The Executive Committee shall annually slate three candidates for the Partner Nominating Committee from which the Partners shall elect one candidate to replace the member whose term has expired. In the event of a vacancy or tie vote on the Partner Nominating Committee, the CEO shall break the tie or specify the replacement for such Partner.
2.5 Duties of the Executive Committee
     The duties of the Executive Committee generally include, but are not limited to, the following: managing the strategic direction and operations of the Company and its Affiliates, including, but not limited to, recommending to the Board of Directors the Company’s annual operating plan; reviewing and approving of all budgets and forecasts; slating candidates for committees as provided herein; approving the election and removal (not for Cause) of any Partner; and such other tasks as the CEO may assign from time to time.
2.6 Duties of the Leadership Committee
     The duties of the Leadership Committee include, but are not limited to: ensuring the effective and efficient operation and administration of the Company when it is appropriate to task such matters to a committee.
2.7 Duties of the Partner Nominating Committee
     The Partner Nominating Committee’s responsibilities are to screen thoroughly all internal Partner candidates and to present those internal candidates it deems appropriate to the Partners for a vote of admittance in accordance with Section 2.9 (a) below. The Partner Nominating Committee shall work within the guidelines developed with the Executive Committee and CEO regarding the need for and limitations on the number of new Partners.

2.8 Duties of the Partner Compensation Committee
     The functions of the Partner Compensation Committee, and related functions of the other committees, are set forth in Article III.
2.9 Partner Elections
     (a) An internal Partner candidate shall be admitted when he or she has the endorsement of the Partner Nominating Committee and the affirmative vote of (i) all the members of the Executive Committee and (ii) eighty percent (80%) of the Partners.
     (b) An external Partner candidate shall be admitted when he or she has the endorsement of the CEO and the affirmative vote of all the members of the Executive Committee.
     (c) Once admitted in accordance with the foregoing procedures, all new internal and external Partners shall be submitted for election by the Board of Directors as a Vice-President and an officer of the Company or an Affiliate employing such Partner, as the case may be.
2.10 Removal of Partners
     Any Partner may be removed from his or her position as a Partner and have his or her employment relationship with the Company and/or an Affiliate terminated, at any time and without any reason or cause or the need to assert or demonstrate any reason or cause, if such removal shall be approved by the CEO and the affirmative vote of eighty percent (80%) of the Executive Committee. In addition, the CEO may remove any Partner for Cause at any time in his or her reasonable discretion.
ARTICLE III
ANNUAL COMPENSATION PLAN
3.1. Aggregate Compensation
     The Board of Directors shall be the final arbiters of any compensation determined in accordance with the procedures outlined herein and in Exhibit A, Partners’ Compensation Program and shall have the discretion to alter the procedures as it deems appropriate. During the last quarter of each fiscal year, the CEO, with the advice of the Partner Compensation Committee, in conjunction with recommending an annual operating plan to the Board of Directors, shall commence deliberations and determine recommendations concerning the aggregate amount of cash bonuses (if any) and the aggregate value of equity (if any) to be granted to all employees, based on their performance during said fiscal year, and the aggregate amount of base compensation to be payable to such employees for the coming fiscal year. These recommendations shall then be submitted to the Board of Directors for review and approval as part of the Company’s fiscal year plan.

3.2 Affiliates
     During the last quarter of each fiscal year, the CEO shall prepare recommendations concerning the individual compensation (base salary, cash bonus and equity, if any) of the Affiliates (those senior officers for which Board level action takes place with respect to their individual compensation packages) based on their individual and the Company’s performance during said fiscal year, for review and approval by the Board of Directors (or its Compensation Committee) of the Company as described in Section 3.3 below.
3.3. Board of Directors’ Approval
     The Board of Directors of the Company (or its Compensation Committee), after receiving the recommendations referred to in Sections 3.1 (aggregate compensation) and 3.2 (individual Affiliate compensation), shall make final decisions regarding these amounts.
3.4 Allocations to Remaining Partners
     After the Board of Directors has approved the aggregate compensation pool and the Affiliates’ compensation referred to in Sections 3.1 and 3.2, the Executive Committee, with the advice of the Partner Compensation Committee, shall recommend specific allocations to the Partners for cash bonuses, equity and base compensation, and shall submit such recommendations to the CEO for his approval. After approval by the CEO, such recommendations will be submitted to the Partners as provided in Section 3.5
3.5 Approval by Partners
     After the allocations referred to in Section 3.4 have been approved for submission to the Partners, such recommendations shall be submitted to the Partners for a vote. To be approved, the recommendations must receive the affirmative vote of seventy percent (70%) of the Partners. If such vote is not obtained, then the matter shall be referred back to the CEO to proceed under Section 3.1 of this Agreement and the entire process of this Article III shall be repeated and/or concluded as directed by the Board.
ARTICLE IV
PARTNERS’ COMPENSATION PROGRAM
4.1. Adoption of Program
     The Partners’ hereby adopt the Partner compensation program (the “Program”), substantially in the form attached as Exhibit A hereto, and shall hold all shares of common stock of the Company subject to the terms of the Program, which includes the “Partner Equity Sales Program”. No individual can become a Partner unless they agree to be bound by the terms of this Agreement, including the Program, as if they were an original party hereto.

ARTICLE V
MISCELLANEOUS
5.1. Entire Agreement; Reservation of Rights
     This Agreement and Exhibits hereto constitute the entire agreement between the Company and the Partners with respect to the subject matter hereof and supersedes any and all other prior or contemporary oral or written representations or agreements. This Agreement shall in all respects be subject to the Company’s obligations under its Certificate of Incorporation, By-laws and applicable laws. In addition, this Agreement shall not, and is not intended to, infringe on any of the rights and duties of the Company’s Board of Directors, each member of which has fiduciary duties to the Company and its shareholders irrespective of the terms of this Agreement.
5.2. Termination
     This Agreement shall terminate upon the dissolution of the Company or at such earlier time as only one Partner owns Common Stock.
5.3. Amendment
     This Agreement may be amended in any manner by a written instrument duly executed by the Company and at least two-thirds (2/3) of the Partners. Any such amendment shall be binding on all Partners.
5.4. Successors and Assigns
     All of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.
5.5. Severability
     If any portion or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions hereof shall nevertheless be deemed valid, enforceable and carried into effect, unless the effect thereof would clearly violate the manifest present intention of the parties hereto.
5.6. Governing Law and Venue
     THIS AGREEMENT SHALL BE SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS (AND TO THE EXTENT NECESSARY TO GIVE EFFECT TO ANY CORPORATE GOVERNANCE PROVISIONS, THE STATE OF DELAWARE) IRRESPECTIVE OF THE FACT THAT ANY OF THE PARTIES HERETO MAY BE OR BECOME A RESIDENT OF A DIFFERENT STATE. THE PARTIES AGREE TO VENUE IN THE STATE AND FEDERAL COURTS IN CHICAGO, IL AND WAIVE ANY RIGHT TO BRING LEGAL ACTION IN ANY OTHER COURT. IN ADDITION, ALL PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY.

     IN WITNESS WHEREOF, the parties have caused this Partners’ Operating Agreement to be executed as of the date first written above.
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC

By:	/s/ Adam J. Gutstein
Title: President & CEO

PARTNERS: [Signatures on File]

EXHIBIT A
Diamond Management & Technology Consultants, Inc.
Partner Compensation Program
(as amended April 1, 2009)
1.	Purpose. The purpose of the Company’s Partner Compensation Program (the “Program”) is to attract, retain and motivate the Company’s Partners (as defined below), provide incentives directly linked to the achievement of the Company’s financial and strategic goals, maintain equity ownership in the Company by the Partners, and ensure the orderly and disciplined sale of the Company’s shares by the Partners.

2.	Eligibility. Participation in the Program is limited to all individuals who at the time of such participation have been admitted as Partners (the “Partners”) pursuant to the procedures set forth in the Partners’ Operating Agreement. Defined terms have the meanings assigned in the Partners’ Operating Agreement.
3.	Annual Compensation.
3.1	Base Salary. Each Partner will receive a base salary that is commensurate with his or her experience and contribution to the Company. In general, the base salary levels established for the Partners will fall within the levels set forth on a salary grid, as amended from time to time.

3.2	Cash Bonus. The CEO, Executive Committee and Partner Compensation Committee, subject to approval by the Board of Directors (or its Compensation Committee), will recommend the amount of any annual aggregate and individual cash bonus available to be paid to the Partners. Such cash bonus will be based on a combination of the Company’s and the individual Partner’s performance (“Bonus”).

3.3	Target Cash Bonus. The target cash bonuses as a percentage of base salary and the relative percentages of Company and individual performance upon which such bonuses will be based shall be established by the CEO, Executive Committee and Partner Compensation Committee, subject to approval by the Board of Directors (or its Compensation Committee) from time to time.

3.4	Cash Bonus Pool. The CEO and the Executive Committee shall work with the CFO to establish an appropriate Cash Bonus Pool consistent with the above provisions based on the Company’s financial performance in any given quarter and for the fiscal year.

3.5	Cash Bonus Payments. Any Cash Bonuses paid to the Partners will be based on the actual funds available and appropriately approved, regardless of whether such amount is less than the Target Cash Bonus. A Partner who commences employment with the Company or becomes a Partner after the start of the Company’s fiscal year will receive a prorated Cash Bonus, if any is paid, based on the number of days such Partner is actually employed by Diamond as a Partner during such fiscal year. An individual must be an employee and Partner of the Company on the last day of the fiscal year to which a Bonus relates in order to qualify for and receive a Cash Bonus.

Payment, if any, will be made no later than 2 1/2 months after the last day of the calendar year in which the fiscal year ends.

3.6	Equity Award. Each Partner may also be eligible to receive an equity award as part of the total compensation package (“Equity Award”). The actual amount of base salary, Cash Bonus and Equity Award to be granted to each Partner annually will be determined in accordance with the procedures set forth in Article III of the Partners’ Operating Agreement.

3.7	Other Compensation Programs. The Partners shall be eligible for other compensation programs as the Board of Directors (or its Compensation Committee) may approve from time to time upon the recommendation of the CEO and Executive Committee.
4.	Equity. Equity Awards or grants made by the Company from time to time will be made in accordance with the then current “Equity Compensation Award Policy and Grant Procedures” document and may include Restricted Stock, Restricted Stock Units, SARS, Stock Options or such other equity awards as may be issued under the Company’s then current employee stock plans and policies (collectively, “Shares” or “Equity”).
5. Equity Issuance and Ownership.
5.1	Partner Promotion Equity. Upon promotion to Partner, such Partner will be granted Equity as determined by the CEO and consistent with the Equity Compensation Award Policy and Grant Procedures document in effect from time to time.

5.2	Vesting.
     5.2.1 Unless otherwise specified in the notice of grant for an award, for vesting purposes, Equity will have a Vesting Date as follows:

Grant Date	Vesting Date
April 1 – June 30	Nov. 15 / May 15
July 1 – September 30	Feb. 15 / August 15
October 1 – December 31	May 15 / Nov. 15
January 1 – March 31	August 15 / Feb. 15
     5.2.2 Except as may be authorized by the Equity Compensation Award Policy and Grant Procedures document and approved by the CEO, each Partner grant of Equity or Shares will vest semi-annually over five years in accordance with, and have such other terms in, the equity agreement governing each grant.
     5.2.3 Any unvested Equity or Shares will fully vest immediately upon a Partner’s Retirement, death or disability (as defined in the Company’s then current employee stock plans or equity award agreements). “Retirement” shall mean voluntarily ceasing to work for the Company at or after: (i) age 62, or (ii) age 50 where such Partner shall have been a Partner for at least five consecutive years. Notwithstanding the foregoing, accelerated vesting pursuant to this section in the case of Retirement shall only apply to the unvested Equity or Shares granted during the 36 months prior to the Retirement date multiplied by a fraction, the numerator of which is the number of months elapsed between the date of grant and the Retirement Date, and the denominator is 36. Shares or Equity consisting of Restricted Stock Units payable as a result of a Partner’s Retirement to a Partner who is a Specified Employee as defined in the Policy for Determining Specified Employees will be settled in shares no earlier than six months from the date of such Partner’s Separation from Service, as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (“Section 409A”).
     5.2.4 In the event of a Change of Control, the CEO and the Executive Committee may, subject to approval by the Board of Directors (or its Compensation Committee), accelerate the vesting of Equity. A “Change of Control” shall mean the date that one person, or more than one person acting as a group, acquires: 1) 51% or more of the equity interests of the Company , or 2) substantially all of the Company’s assets, in a transaction or series of related transactions during the immediately preceding 12-month period. If there is no acceleration of vesting of Equity pursuant to the first sentence of this section, in the event a Partner is terminated within eighteen (18) months following a Change of Control, other than a termination for Cause (as defined in Section 7) or one that is voluntary and not for good reason as defined in Section 409A, such Partner’s unvested Shares shall be immediately and automatically vested. Shares or Equity consisting of Restricted Stock Units will be settled in shares upon vest unless such Partner is eligible for Retirement as defined in section 5.2.3, in which case they will be settled in shares no earlier than six months from the date of such Partner’s Separation from Service.
5.3	Minimum Ownership of Equity. Unless given an exception by the Board of Directors (or its Compensation Committee) each Partner shall own a minimum number of shares in the Company (or their equivalent from Equity awards, including unvested awards) having an approximate aggregate value equal to at least 10% of his or her then current base salary multiplied by the number of years such person has been a Partner.
6.	Partner Equity Sales Program.
6.1 Objective. The objective of the Partner Equity Sales Program (the “Sales Program”) is to provide an orderly and disciplined market for the sale of Partner Shares. The Sales Program allows Partners to sell their Shares quarterly in conjunction with the Company’s policy of permitting trades only during specified periods occurring after the public release of quarterly earnings.
6.2 Affiliates and Non-Affiliates. In order to facilitate compliance with Rule 144 of the Securities Act of 1933, as amended (the “Act”) for purposes of the Sales Program, the Partners are classified as either affiliates or non-affiliates within the meaning of Rule 144 of the Act. The Board of Directors will designate from time to time those Partners who will be classified as affiliates for these purposes. All other Partners and former Partners shall be deemed non-affiliates for purposes of Rule 144 of the Act and the Sales Program.
6.3 Sales Limitations for Affiliates. All shares of Common stock, including Pre-Partner Shares (as defined in Section 6.10), owned by Partners who are classified as affiliates are subject to the Sales Program. The aggregate amount of such shares that can be sold as part of the Sales Program shall not exceed (i) any internal limits set by the Company or (ii) the time and volume limitations imposed by Rule 144(e)(1) of the Act.

6.4 Sales Limitations for Non-Affiliates. For non-affiliate partners, only shares of Common Stock, not including any Pre-Partner Shares or open market purchase shares (which include Employee Stock Purchase Plan shares), are subject to the Sales Program. Any such shares sold through the Sales Program must either be registered with the Securities and Exchange Commission or held for at least two years in order to qualify for sales pursuant to Rule 144(k) of the Act. The aggregate amount of Shares that can be sold as part of the Sales Program shall not exceed any internal limits set by the Company.
6.5 Sales Procedure. Prior to the commencement of the Company’s quarterly trading window, any Partner interested in selling Shares through the Sales Program shall indicate his or her interest in writing, via e-mail, to the Chief Financial Officer, or such other employee of the Company as may be designated from time to time, stating the amount of Shares and the minimum sales price for which that Partner would be interested in selling such Shares or at the market price. After public announcement of the Company’s earnings press release, such Partner will be required to confirm, reduce, increase or decline his or her participation in the Sales Program and indicate the number of Shares, if any, such Partner is interested in selling. In the event the aggregate participation level indicated by the Partners is in excess of the internal limits established by the Company for either the affiliates and non-affiliates as a single group or as two separate groups (in each case, a “Group”), such Partners will participate pro rata based on the percentage derived by dividing the number of Shares such Partner desires to sell by the aggregate number of Shares all participating Partners in a Group desire to sell. In the event the aggregate participation level indicated by Partners who are affiliates is in excess of the time and volume limitations set forth in Rule144 (e)(1) of the Act, such Partners will participate pro rata among the affiliate Group.
6.6 Manner of Sale. All Shares sold through the Sales Program will be sold over a period of up to six-weeks in “brokers’ transactions” in compliance with Rule 144(f) of the Act through a broker or brokers designated by the Company. The sales price attributed to each Share sold will be the average price received for all Shares sold during such period, or for Affiliate sales transacted in a block by the broker, the sales price reported to the Company for such transaction.
6.7 Transfer Restrictions; Gifts. No Partner shall transfer, assign, pledge or hypothecate any of his or her Shares in any way, except that a Partner may transfer any vested Shares (other than stock options and/or SARS) by way of gift, will or trust to a spouse, lineal descendant or ancestor (an “Estate Transfer”); provided, that any Estate Transfer shall, unless otherwise determined by the CEO, be made in accordance with and subject to the limitations of the Sales Program with the Estate Transferee agreeing to be bound by the terms of the Sales Program.
6.8 Death or Disability of a Partner. Upon the death or permanent disability of a Partner, such Partner’s Shares will cease to be subject to the terms of the Sales Program.
6.9 Termination. Upon termination of a Partner’s employment for any reason, vested Shares will continue to be subject to the terms of the Sales Program and any unvested Equity will expire immediately subject to any exceptions provided in the Equity Award Policy and Procedures. A Partner that was required to purchase Equity upon his or her promotion to partner will be reimbursed for all such unvested Equity at the lower of: (i) the purchase price paid for such Equity, together with interest or (ii) the average of the closing price of one share of Common Stock on the NASDAQ Global Market System for the ten trading days immediately preceding such Partner’s last day of employment.
6.10 Pre-Partner and Open Market Purchase Shares. Any shares owned by a Partner which were acquired prior to such individual becoming a Partner or through the exercise of stock options or SARS received prior to such individual becoming a Partner (“Pre-Partner Shares”) and any shares purchased by a Partner in an open market transaction (including for these purposes shares purchased under the Company’s Employee Stock Purchase Plan), are not, unless otherwise specified, subject to the terms of the Sales Program.
6.11 Exemption for De Minimus Amounts held by Former Partners. Any Partner who has ceased to be a Partner of the Company or an Affiliate for at least three years (“Former Partner”), will no longer be subject to the Sales Program if he or she satisfies the following de minimus holding thresholds:

Number of years not a Partner	Number of Shares Held
3 years	<50,000
4 years	<75,000
5 years	<100,000
     In addition, any Former Partner holding less than 10,000 shares shall no longer be subject to the Sales Program.
6.12 Rule 10b5-1 Plans. Any Partner may enter into a sales plan with his or her broker that complies with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934, provided that such plan is reviewed by the Company and establishes sales volumes in any given quarterly period that are in accordance with and subject to the limitations required by the Sales Program.
7.	Involuntary Termination. Upon involuntary termination of a Partner’s employment (as hereinafter defined), notwithstanding the terms set forth in Section 6.9 above, the portion, if any, of such Partner’s unvested Shares that will be accelerated as of the date of notice of termination shall be set forth in the Equity Compensation Award Policy and Grant Procedures document. For purposes of the Program, “involuntary termination” means termination for reasons other than resignation or Cause. A Partner will be deemed to have been terminated for Cause if terminated for: (i) gross insubordination or a policy violation that is not cured within 15 days after such Partner having received notice from the Chief Executive Officer (if curable), (ii) criminal acts relating to the Company or its client affairs, (iii) intentional or grossly negligent acts or omissions which are materially injurious to the Company, including disclosing confidential information to an unauthorized third party, or (iv) situation constituting Cause under the Partner’s employment agreement or Company policy. Restricted Stock Units will be settled in shares upon acceleration of vesting unless such Partner is eligible for Retirement as defined in section 5.2.3, in which case they will be settled in shares no earlier than six months from the date of such Partner’s Separation from Service.

8.	Administration. The Program shall be administered and interpreted by the Executive Committee or its designees who are Company employees to oversee the day to day administration of the Program or portions thereof.

9.	No Employment Rights. Nothing contained herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company to continue the services of any Partner, obligate any Partner to continue in the service of the Company, or serve as a limitation of the right of the Company to discharge any of its Partners pursuant to the procedures set forth in the Partners’ Operating Agreement and/or applicable law. Nothing herein shall be construed as fixing or regulating the compensation payable to the Partners.

10.	THIS PROGRAM SHALL BE SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS (AND TO THE EXTENT NECESSARY TO GIVE EFFECT TO ANY CORPORATE GOVERNANCE OR EQUITY ISSUANCE/TRANSACTION PROVISIONS, THE STATE OF DELAWARE) IRRESPECTIVE OF THE FACT THAT ANY OF THE PARTIES HERETO MAY BE OR BECOME A RESIDENT OF A DIFFERENT STATE. THE PARTIES AGREE TO VENUE IN THE STATE AND FEDERAL COURTS IN CHICAGO, IL AND WAIVE ANY RIGHT TO BRING LEGAL ACTION IN ANY OTHER COURT. IN ADDITION, ALL PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY.

11.	Amendment. This Program may be amended in any manner by recommendation of the CEO, with the majority approval of the Executive Committee and the Partner Compensation Committee, to the Board of Directors and by action of the Board. All of the Partners agree to be bound by the terms of any amendments approved according to the foregoing procedures.